Exhibit 23.2

        The accompanying financial statements give effect to a 2.1673 for 1 split of the common stock of Dayton Superior Corporation, which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 2.1673 for 1 split of the common stock of Dayton Superior Corporation described in Note 17 to the financial statements and assuming that from April 17, 2006 (December 1, 2006 as to the effects of including Loss Per Common Share as discussed in Note 16 and December     , 2006 as to the effects of the stock split and the amendment to the revolving credit facility as described in Note 17) to the date of such completion no other material events have occurred that would affect the accompanying financial statements or disclosure therein.

/s/ DELOITTE & TOUCHE LLP
Dayton, Ohio
December 1, 2006

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 2 to Registration Statement 333-137785 of our report dated April 17, 2006 (December 1, 2006 as to the effects of including Loss Per Common Share as discussed in Note 16 and December     , 2006 as to the effects of the stock split and the amendment to the revolving credit facility as described in Note 17), (which report expresses an unqualified opinion and contains an explanatory paragraph related to the restatement of the 2004 and 2003 consolidated financial statements described in note 15) relating to the financial statements and financial statement schedule of Dayton Superior Corporation and subsidiary appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Dayton, Ohio
December     , 2006